Exhibit 99.1

FOR IMMEDIATE RELEASE

PXP Announces 2008 Results and Operating Highlights

•

With revenues of $2.4 billion, PXP reported net income for the year of $524 million, or $4.81 per diluted share, before the impact of a non-cash impairment charge on its oil and gas properties, a gain on mark-to-market derivative contracts and a gain on sale of assets. Including the impact of these items, PXP reported a net loss of $709.1 million or $6.52 per diluted share for 2008.

•	PXP strengthened its year-end balance sheet by reducing net debt over $930 million, or 26%, from the third quarter 2008 and repurchased over 5% of shares outstanding during 2008.

•	PXP grew production sales volumes 10% pro forma for asset sales, and replaced 140% of 2008 full-year production with drill-bit, technical revisions and acquisitions.

•

PXP reported 292 million barrels of oil equivalent at year-end 2008 reflecting a 54% reduction in the NYMEX West Texas Intermediate oil price and substantially wider spot sales differentials than historical averages. These impacts resulted in a significant migration of proved undeveloped reserves into low risk potential reserves.

•

PXP completed its strategic asset rotation by investing $1.65 billion into a large, high potential/lower risk development portfolio with top-tier returns, and sold $3 billion of non-strategic oil and gas properties.

•

PXP drilled 26 gross highly successful wells in the Haynesville Shale during 2008 with Chesapeake Energy, providing further confirmation of potentially one of the largest domestic gas fields. A significant portion of PXP’s resources are planned for its emerging position in the Haynesville Shale where finding and development and full-cycle costs are some of the most attractive in the industry. Drilling results have been encouraging and with over 7,300 potential well locations after risk weighting, this asset area is expected to be a significant driver of future production and reserve growth.

Strong Start in 2009

•

Since the first of the year, PXP has drilled nine gross highly successful wells with Chesapeake Energy in the Haynesville Shale. Currently 18 wells are producing 100 million cubic feet per day (MMCFED) gross, 14.2 MMCFED net to PXP, and another 15 wells are waiting on completion. The joint venture plans to drill approximately 150 gross wells and run an average of 26 rigs during 2009.

•

PXP has announced significant pay in the Friesian #2 well, the first confirmation of four high-impact exploration prospects. This well is scheduled to be deepened during the second quarter; the Ammazzo prospect is currently drilling; and the White Shark and Salida prospects will begin drilling in the second and third quarters, respectively.

•

PXP has monetized $1.125 billion in commodity derivative gains and will use proceeds to reduce debt further. Since the Haynesville acquisition in July 2008, net debt will be reduced by over $2 billion.

•	PXP has reset 2010 crude oil derivative positions with $55 floors and acquired $6.25 by $8.00 natural gas three way collars with a $4.80 sliding floor for 2010.

2008 Fourth Quarter and Year End Detailed Results and Updated 2009 Full-Year Guidance

Houston, Texas, February 25, 2009—Plains Exploration & Production Company (NYSE:PXP) (“PXP” or the “Company”) today announces 2008 fourth quarter and full-year financial and operating results, revises 2009 full-year operating and financial guidance, and provides financial and operational updates.

During 2008, the Company successfully completed a major asset rotation from certain basins into the prolific Haynesville Shale while simultaneously reducing long term debt and the total number of shares outstanding. The Company also continued its policy of protecting the balance sheet through aggressively hedging its commodity price exposure through the use of put and collar contracts.

For 2009, the Company plans to maximize returns on its existing portfolio by high-grading reduced capital expenditures toward higher rate of return development projects, lowering lease operating expenses 15% to 20% and reducing cash general and administrative costs by 10%. The $1.050 billion capital budget is prudently allocated, based on the current economic conditions, to the Company’s major development areas including its emerging and prolific position in the Haynesville Shale where finding and development and full-cycle costs are some of the most attractive in the industry. PXP will drill its remaining committed high-impact exploration projects including the deepening of the Friesian discovery, its Salida prospect with Shell, and its White Shark prospect in Vietnam. Remaining capital spending will be focused on the Flatrock development in the Gulf of Mexico and maintaining production in its long-life reserve base in California.

In 2009, PXP continues to be committed to strengthening its liquidity. During February, PXP entered into early settlement and reset arrangements in which the Company monetized its 2009 and 2010 crude oil put option contracts on 40,000 barrels of oil per day (BOPD) with weighted average strike prices of $106.16 and $111.49, respectively. As a result of these early settlements, the Company will realize $1.125 billion in proceeds, which it will use to reduce the outstanding balance on its secured revolving credit facility, further increasing its liquidity and positioning the Company to capitalize on future opportunities. The Company expects to have approximately

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$1.5 billion in borrowing base capacity after the pay down of the credit facility. The Company retained its existing $55 crude oil puts on 32,500 BOPD in 2009 and reset the strike price to $55 on 40,000 BOPD in 2010 with a deferred premium plus interest of $5 per barrel.

The monetization and reset arrangements accelerate cash receipts, while maintaining a derivative position that protects against further declines in oil and natural gas prices during 2009 and 2010. Current drilling plans for 2009 and 2010 are expected to result in tax deductions that will, to a significant degree, offset cash tax liabilities attributable to our derivative monetization. PXP also acquired natural gas three way collars on 40,000 million British thermal units per day for 2010. A summary of PXP’s open commodity derivative positions is located after the financial statements in this release.

FULL-YEAR 2008 RESULTS

For the full-year 2008 PXP reported a net loss of $709.1 million, or $6.52 per diluted share, on revenues of $2.4 billion. The loss reflects the following items:

•

a $2.3 billion after-tax impairment of oil and gas properties due to significantly lower commodity prices at year-end 2008. This non-cash adjustment resulted from the application of full cost accounting rules;

•	a $972 million after-tax gain on mark-to-market derivative contracts; and

•	a $41 million after-tax gain on sale of assets.

Without the effects of these items net income for the year would have been $524 million, or $4.81 per diluted share. An explanation and reconciliation of non-GAAP financial measures is included at the end of this release.

Operating cash flow, a non-GAAP measure, for the year was $1.5 billion. An explanation and reconciliation of non-GAAP financial measures is included at the end of this release.

Sales volumes for the full-year 2008 averaged 90.5 thousand barrels of oil equivalent per day (BOEPD). Full-year sales volumes adjusted for 2008 asset sales averaged 76.0 thousand BOEPD.

FOURTH QUARTER 2008 RESULTS

For the fourth quarter 2008 PXP reported a net loss of $1.6 billion, or $14.56 per diluted share, on revenues of $328.2 million. The loss reflects the following items:

•

a $2.3 billion after-tax impairment of oil and gas properties due to significantly lower commodity prices at year-end 2008. This non-cash adjustment resulted from the application of full cost accounting rules;

•	a $728 million after-tax gain on mark-to-market derivative contracts; and

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•	a $19 million after-tax gain on sale of assets.

Without the effects of these items the net loss for the quarter would have been $33.1 million, or $0.31 per diluted share. An explanation and reconciliation of non-GAAP financial measures is included at the end of this release.

Operating cash flow, a non-GAAP measure, was $292.8 million in the fourth quarter 2008. An explanation and reconciliation of non-GAAP financial measures is included at the end of this release.

Sales volumes for the fourth quarter averaged approximately 86.5 thousand BOEPD.

PROVED RESERVES

PXP’s year-end 2008 proved reserves total 292 million barrels of oil equivalent (MMBOE). Ninety-five percent of the reserves were engineered by third party independent engineers.

PXP added 47 MMBOE of proved reserves during 2008 from discoveries, extensions, technical revisions and acquisitions. These additions equate to replacing 140% of full-year 2008 production. Of these additions, approximately 65% (31 MMBOE) resulted from drilling success and performance improvements. The remaining 35% (16 MMBOE) was attributable to acquisitions. The drill-bit finding and development cost for the proved reserve additions from drilling success and performance improvements (discoveries, extensions and technical revisions) was $35.96 per barrel oil equivalent (BOE).

The proved reserve additions attributed to drilling success in 2008 were offset by 204 MMBOE of negative price revisions. As required by current SEC reporting rules, year-end proved reserve volumes are calculated using commodity prices as of December 31, 2008. The price of natural gas at year-end 2008 was $5.71 per million British thermal units (MMBtu) compared to $7.48 per MMBtu a year ago. The West Texas Intermediate price of oil on December 31, 2008 was $44.60 per barrel, less than half of the $95.98 per barrel on the last day of 2007 when PXP’s proved reserves were last reported. The SEC also requires that proved reserves be calculated using service and production costs indicative of year-end 2008 levels, which were much higher than could be supported by the lower year-end commodity prices on an ongoing basis.

The majority of the price related revisions to oil and gas properties occurred on our long-life California oil reserves. The dramatic decline in the price of oil coupled with year-end differentials, which were approximately 86% wider than recent historical averages, were the primary causes of the revisions. Using year-end pricing as required by the SEC and recent historical average differentials rather than year-end differentials as required by the SEC, the reserve revisions related to price would have been 166 MMBOE. PXP sells its physical crude under term contracts to high quality counterparties to mitigate the risk of sudden fluctuations in differentials.

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The table below shows the amount of proved reserves recaptured from the negative price revisions of 204 MMBOE at various NYMEX prices instead of those in effect on December 31, 2008. PXP maintained production costs and well costs at December 2008 levels, recognizing that these costs are expected to decrease significantly.

Reserve Recapture

Nymex Prices Oil $/Bbl	Gas $/MMBtu		MMBOE	Percent (%) Recaptured
$44.60	$5.71	(1)	38	19
60.00	6.00		138	68
80.00	8.00		171	84
$95.98	$7.48	(2)	204	100

(1)	Using recent historical average differentials
(2)	2007 year-end prices

After considering the Company’s reserve adds during 2008, offset by the negative price revisions, divestments, and production during the year, total proved oil and gas reserves were 292 MMBOE as of December 31, 2008. All of these reserves are in the United States and 72% are proved developed (PD). Approximately 61% of the Company’s proved reserves are oil and natural gas liquids and 39% are natural gas.

PXP’s reserves are long-lived with a total reserves-to-production ratio of approximately 10 years and a PD reserves-to-production ratio of 7 years. The Company’s long-lived reserves, with low relative production decline rates, are particularly attractive in the current low commodity price environment in which industry drilling activity is significantly curtailed.

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The following tables summarize the proved reserve reconciliation and costs incurred.

Proved Reserves:	2008
(MMBOE )
Year End 2007 Proved Reserves	689.9
Extensions, discoveries and other additions	41.9
Revisions (1)	(215.1)
Acquisitions	16.3
Divestments	(207.4)
Production	(33.5)

Year-end 2008 Proved Reserves	292.1

(1) Includes (11.4) MMBOE of technical revisions

Costs Incurred:	2008
	(In millions	)
Property acquisitions costs:
Unproved properties	$1,878.8
Proved properties	267.2
Exploration costs	520.6
Development costs	576.8

	$3,243.4

OPERATING UPDATE

•

The Haynesville Shale joint venture continues to experience outstanding drilling results and has drilled 35 wells, is currently operating 21 rigs, and has 18 wells producing 100 million cubic feet per day (MMCFED) gross, 14.2 MMCFED net to PXP. According to estimates by Chesapeake Energy, the joint venture anticipates producing approximately 575 MMCFED gross, or 65 MMCFED net to PXP, by year-end 2009.

The last seven horizontal wells had gross initial production or test rates averaging approximately 16 MMCFED and the two most recent wells, which are currently waiting pipeline connection, tested in excess of 22 MMCFED. In addition, another 15 wells are waiting on completion. Also, a firm transportation agreement on the new Tiger Pipeline for approximately 1.0 BCF per day with a mid-2011 start up was recently announced by the operator.

The joint venture expects to run an average of 26 rigs during 2009. PXP plans on spending approximately 43% of its 2009 capital budget on the Haynesville Shale.

•

Flatrock gross production is over 200 MMCFED, 45 MMCFED net to PXP, and proved reserves at year-end 2008, as estimated by independent reservoir engineers, were in excess of 350 billion cubic feet of natural gas equivalent gross (BCFE), 74.4 BCFE net to PXP.

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Four wells are currently producing, a fifth well is being completed and a sixth well is drilling. Significant pay has been logged in all six wells.

•	Two multi-hundred BCFE Flatrock step-out prospects are drilling:

–

Tom Sauk, operated by McMoRan and located on Louisiana State Lease 340, is drilling below 19,800 feet towards a new proposed total depth of 21,150 feet to test the deeper Gyro sands. PXP holds a 24.4% working interest.

–	Ammazzo, operated by McMoRan and located on South Marsh Island Block 251, is currently drilling below 12,000 feet towards a proposed total depth of 24,500 feet. PXP holds a 28.1% working interest.

•

The Friesian #2 well, as previously announced, encountered approximately 389 net feet of oil saturated Miocene aged sands with three main sand lobes encountering more than 210 net feet of high quality oil pay plus a fourth sand lobe encountering 179 additional feet of oil pay that was not fully evaluated.

These four pay sands, all full to base with oil, are the uppermost field pays at the prolific Tahiti field approximately eight miles to the west across the basin syncline. Existing data show strong correlation, both geologic and pressure, from the initial Miocene field pay sands at Tahiti to the drilled portion of our Friesian #2 well. Early stage commercialization initiatives for Friesian production are under study with multiple parties to target initial production by 2012.

2009 FULL-YEAR GUIDANCE

Updated 2009 full-year financial and operational guidance is included at the end of this release and reflects the impact of the following forecasted 2009 items:

•	Lower capital budget of $1.050 billion.

•	Targeted 10% reduction in total cash general and administrative expense.

•	Targeted 15% to 20% reduction in total lease operating expense.

•	Production sales volumes range of 78 to 82 thousand BOEPD.

CONFERENCE CALL

PXP will host a conference call Thursday, February 26, 2009 at 8:30 a.m. Central time. Investors wishing to participate in the conference call may dial 1-800-567-9836 or 1-973-935-8460. Conference call and replay ID is: 81216952. The replay will be available through Thursday, March 12, 2009 and can be accessed by dialing 1-800-642-1687 or 1-706-645-9291. A live webcast of the conference call will be available in the Investor Information section of PXP’s website at www.pxp.com during the call and for 60 days after the event date.

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PXP is an independent oil and gas company primarily engaged in the activities of acquiring, developing, exploring and producing oil and gas in California, Texas, Louisiana and the Gulf of Mexico. PXP is headquartered in Houston, Texas.

ADDITIONAL INFORMATION & FORWARD LOOKING STATEMENTS

This press release contains forward-looking information regarding PXP that is intended to be covered by the safe harbor “forward-looking statements” provided by the Private Securities Litigation Reform Act of 1995. All statements included in this press release that address activities, events or developments that PXP expects, believes or anticipates will or may occur in the future are forward-looking statements. These include statements regarding:

*	reserve and production estimates,
*	oil and gas prices,
*	the impact of derivative positions,
*	production expense estimates,
*	cash flow estimates,
*	future financial performance,
*	capital and credit market conditions,
*	planned capital expenditures, and
*	other matters that are discussed in PXP’s filings with the SEC.

These statements are based on our current expectations and projections about future events and involve known and unknown risks, uncertainties, and other factors that may cause our actual results and performance to be materially different from any future results or performance expressed or implied by these forward-looking statements. Please refer to our filings with the SEC, including our Form 10-K, as amended, for the year ended December 31, 2007, for a discussion of these risks.

All forward-looking statements in this report are made as of the date hereof, and you should not place undue reliance on these statements without also considering the risks and uncertainties associated with these statements and our business that are discussed in this report and our other filings with the SEC. Moreover, although we believe the expectations reflected in the forward-looking statements are based upon reasonable assumptions, we can give no assurance that we will attain these expectations or that any deviations will not be material. Except for any obligation to disclose material information under the Federal securities laws, we do not intend to update these forward-looking statements and information.

The SEC generally permits oil and gas companies, in filings made with the SEC, to disclose only proved reserves, which are reserve estimates that geological and engineering data demonstrate with reasonable certainty to be recoverable in future years from known reservoirs under existing economic and operating conditions. In this press release, we provide reserve estimates based upon factors which SEC guidelines may prohibit from being included in filings with the SEC. These estimates are by their nature more speculative than estimates of proved reserves calculated in accordance with SEC guidelines and accordingly are subject to substantially greater risk of actually being realized by PXP.

Contact:
Investors:	Media:
Hance Myers, 713-579-6291	Scott Winters, 713-579-6190
hmyers@pxp.com	swinters@pxp.com

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Plains Exploration & Production Company

Consolidated Statements of Income

(amounts in thousands, except per share data)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2008	2007	2008	2007
	(Unaudited)
Revenues
Oil sales	$235,539	$403,179	$1,766,677	$1,116,376
Gas sales	91,512	89,975	619,886	153,416
Other operating revenues	1,103	477	16,908	3,048

	328,154	493,631	2,403,471	1,272,840

Costs and Expenses
Production costs
Lease operating expenses	90,713	78,374	327,412	225,845
Steam gas costs	20,981	26,834	131,156	103,464
Electricity	16,070	10,303	52,735	39,767
Production and ad valorem taxes	16,231	17,217	93,988	32,636
Gathering and transportation expenses	5,781	6,978	21,137	11,410
General and administrative	38,801	49,589	153,306	124,006
Depreciation, depletion and amortization	196,890	125,346	608,448	306,278
Impairment of oil and gas properties	3,629,666	—	3,629,666	—
Accretion	3,168	2,968	13,036	9,800

	4,018,301	317,609	5,030,884	853,206

Income (Loss) from Operations	(3,690,147)	176,022	(2,627,413)	419,634
Other Income (Expense)
Gain on sale of assets	31,031	—	65,689	—
Interest expense	(29,877)	(33,685)	(116,991)	(68,908)
Debt extinguishment costs	(4,855)	—	(18,256)	—
Gain (loss) on mark-to-market derivative contracts	1,165,742	(12,967)	1,555,917	(88,549)
Other income (expense)	(394)	5,370	(12,575)	6,322

Income (Loss) Before Income Taxes	(2,528,500)	134,740	(1,153,629)	268,499
Income tax (expense) benefit
Current	81,461	2,494	(230,815)	4,677
Deferred	878,381	(57,231)	675,350	(114,425)

Net Income (Loss)	$(1,568,658)	$80,003	$(709,094)	$158,751

Earnings (Loss) per share
Basic	$(14.56)	$0.83	$(6.52)	$2.02
Diluted	$(14.56)	$0.81	$(6.52)	$1.99
Weighted Average Shares Outstanding
Basic	107,733	96,813	108,828	78,627

Diluted	107,733	98,452	108,828	79,808

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Plains Exploration & Production Company

Operating Data (Unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2008	2007	2008	2007
Daily Average Volumes
Oil and liquids sales (Bbls)	53,215	56,837	55,449	49,655
Gas (Mcf)
Production	205,804	175,858	216,540	80,307
Used as fuel	6,130	6,293	6,073	6,307
Sales	199,674	169,565	210,467	74,000
BOE
Production	87,511	86,152	91,539	63,041
Sales	86,500	85,098	90,527	61,986
Unit Economics (in dollars)
Average NYMEX Prices
Oil	$59.08	$90.50	$99.75	$72.36
Gas	6.97	6.94	9.06	6.86
Average Realized Sales Price Before
Derivative Transactions
Oil (per Bbl)	$48.12	$77.10	$87.05	$61.60
Gas (per Mcf)	4.98	5.77	8.05	5.68
Per BOE	41.10	62.99	72.03	56.12
Cash Margin per BOE (1)
Oil and gas revenues	$41.10	$62.99	$72.03	$56.12
Costs and expenses
Lease operating expenses	$(11.40)	$(10.01)	$(9.88)	$(9.98)
Steam gas costs	(2.64)	(3.43)	(3.96)	(4.57)
Electricity	(2.02)	(1.32)	(1.59)	(1.76)
Production and ad valorem taxes	(2.04)	(2.20)	(2.84)	(1.44)
Gathering and transportation	(0.73)	(0.89)	(0.64)	(0.50)

Gross margin before DD&A (GAAP)	22.27	45.14	53.12	37.87
Cash derivative settlements	5.77	(4.03)	(0.26)	(4.73)

Cash margin (Non-GAAP)	$28.04	$41.11	$52.86	$33.14

(1)	Cash margin (a non-GAAP measure) is calculated by adjusting gross margin before DD&A (a GAAP measure) to deduct cash derivative settlements. Management believes this presentation may be helpful to investors as it represents the cash generated by our oil and gas production that is available for, among other things, capital expenditures and debt service. PXP management uses this information to analyze operating trends and for comparative purposes within the industry. This measure is not intended to replace the GAAP statistic but to provide additional information that may be helpful in evaluating the Company’s operational trends and performance.

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Plains Exploration & Production Company

Consolidated Balance Sheets

(in thousands of dollars)

	December 31, 2008	December 31, 2007
ASSETS
Current Assets
Cash and cash equivalents	$311,875	$25,446
Restricted cash	—	59,092
Accounts receivable	175,896	304,972
Commodity derivative contracts	945,838	2,186
Inventories	23,368	18,394
Deferred income taxes	—	229,893
Other current assets	19,464	34,937

	1,476,441	674,920

Property and Equipment, at cost
Oil and natural gas properties - full cost method
Subject to amortization	7,106,785	7,340,238
Not subject to amortization	2,513,424	1,951,783
Other property and equipment	110,990	85,928

	9,731,199	9,377,949
Less allowance for depreciation, depletion, amortization and impairment	(5,217,803)	(1,000,722)

	4,513,396	8,377,227

Goodwill	535,265	536,822

Commodity Derivative Contracts	530,181	—

Other Assets	56,632	104,382

	$7,111,915	$9,693,351

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities
Accounts payable	$363,713	$319,583
Commodity derivative contracts	—	79,938
Royalties and revenues payable	87,874	132,919
Stock appreciation rights	2,975	63,106
Interest payable	20,843	25,330
Income taxes payable	102,948	3,492
Deferred income taxes	285,426	—
Accrued merger expenses	—	77,980
Other current liabilities	129,866	115,698

	993,645	818,046

Long-Term Debt	2,805,000	3,305,000

Other Long-Term Liabilities
Asset retirement obligation	159,473	184,080
Commodity derivative contracts	—	33,821
Other	32,061	54,726

	191,534	272,627

Deferred Income Taxes	744,456	1,959,431

Stockholders’ Equity
Common stock	1,129	1,128
Additional paid-in capital	2,739,625	2,711,617
Retained earnings (deficit)	(85,101)	623,993
Accumulated other comprehensive income	(684)	1,566
Treasury stock, at cost	(277,689)	(57)

	2,377,280	3,338,247

	$7,111,915	$9,693,351

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Plains Exploration & Production Company

Consolidated Statements of Cash Flows

(in thousands of dollars)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2008	2007	2008	2007
	(Unaudited)
CASH FLOWS FROM OPERATING ACTIVITIES
Net income (loss)	$(1,568,658)	$80,003	$(709,094)	$158,751
Items not affecting cash flows from operating activities
Gain on sale of assets	(31,031)	—	(65,689)	—
Depreciation, depletion, amortization and accretion	200,058	128,314	621,484	316,078
Impairment of oil and gas properties	3,629,666	—	3,629,666	—
Deferred income tax expense (benefit)	(878,381)	57,231	(675,350)	114,425
Debt extinguishment costs	4,855	—	18,256	—
Commodity derivative contracts	(1,165,742)	12,967	(1,555,917)	88,549
Noncash compensation	11,470	25,278	50,401	52,019
Other noncash items	2,316	487	6,546	707
Change in assets and liabilities from operating activities	19,917	(1,929)	51,106	(142,417)

Net cash provided by operating activities	224,470	302,351	1,371,409	588,112

CASH FLOWS FROM INVESTING ACTIVITIES
Additions to oil and gas properties	(428,510)	(294,095)	(1,116,715)	(770,409)
Acquisition of oil and gas properties	6,842	—	(2,006,127)	(975,407)
Acquisition of Pogo Producing Company, net of cash acquired	(1,041)	(298,031)	(77,686)	(298,031)
Decrease (increase) in restricted cash	—	(59,092)	59,092	(59,092)
Proceeds from sales of oil and gas properties and related assets, net of costs and expenses	1,233,886	—	2,969,945	—
Derivative settlements	27,606	(25,102)	(8,606)	(99,861)
Additions to other property and equipment	(9,988)	(7,588)	(44,436)	(36,176)
Other, net	(1,586)	6,708	(3,257)	(4,161)

Net cash (used in) provided by investing activities	827,209	(677,200)	(227,790)	(2,243,137)

CASH FLOWS FROM FINANCING ACTIVITIES
Revolving credit facilities
Borrowings	2,829,694	2,755,535	14,331,046	4,745,100
Repayments	(3,558,825)	(1,030,535)	(15,231,046)	(2,775,600)
Proceeds from issuance of Senior Notes	—	—	400,000	1,100,000
Redemption of long-term debt	—	(1,291,926)	—	(1,291,926)
Costs incurred in connection with financing arrangements	(2,079)	(29,151)	(27,527)	(47,333)
Derivative settlements	(1,581)	(3,688)	(25,678)	(3,688)
Purchase of treasury stock	—	—	(304,192)	(47,485)
Other	(9,440)	(4,537)	207	504

Net cash (used in) provided by financing activities	(742,231)	395,698	(857,190)	1,679,572

Net increase in cash and cash equivalents	309,448	20,849	286,429	24,547
Cash and cash equivalents, beginning of period	2,427	4,597	25,446	899

Cash and cash equivalents, end of period	$311,875	$25,446	$311,875	$25,446

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Plains Exploration & Production Company

Summary of Open Derivative Positions

Period	Instrument Type	Daily Volumes	Average Price	Deferred Premium	Index	Settlement
Sales of Crude Oil Production
2009
Jan - Dec	Put options	32,500 Bbls	$55.00 Strike price	$3.38 per Bbl	WTI	Monthly

2010
Jan - Dec	Put options(1)	40,000 Bbls	$55.00 Strike price	$5.00 per Bbl	WTI	Monthly

Sales of Natural Gas Production
2009
Jan - Dec	Collar	150,000 MMBtu	$10.00 Floor - $20.00 Ceiling	$0.346 per MMBtu	Henry Hub	Monthly

2010
Jan - Dec	Put/Call(2)	40,000 MMBtu	$6.25 Floor -$4.80	No premium	Henry Hub	Monthly
Floor by $8.00 Ceiling

(1)	An upfront payment of $3.86 per barrel was paid upon entering into these derivative contracts.
(2)	The Company receives the difference between the floor of $6.25 per MMBtu less NYMEX up to a maximum of $1.45 per MMBtu. The Company pays if NYMEX is greater than the $8.00 ceiling.

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Plains Exploration & Production Company

GAAP to Non-GAAP Reconciliation

The following chart reconciles Net Cash Provided by Operating Activities (GAAP) to Operating Cash Flow (non-GAAP) for the periods highlighted below. Management believes this presentation may be useful to investors because it is illustrative of the impact of the Company’s derivative contracts. PXP management uses this information for comparative purposes within the industry and as a means of measuring the Company’s ability to fund capital expenditures and service debt. This measure is not intended to replace the GAAP statistic but to provide additional information that may be helpful in evaluating the Company’s operational trends and performance.

Operating cash flow is calculated by adjusting the GAAP measure of cash provided by operating activities to exclude the effect of current income taxes attributable to the gain on the sales of oil and gas properties and changes in operating assets and liabilities and include derivative cash flows that are classified as a financing or investing activity in the statement of cash flows. Pursuant to accounting rules certain cash payments with respect to our derivative instruments are required to be reflected as financing or investing activities.

	2008
(in millions of dollars)	Total	4Q	3Q	2Q	1Q
Net cash provided by operating activities (GAAP)	$1,371.4	$224.5	$537.6	$324.6	$284.8
Changes in operating assets and liabilities	(51.1)	(19.9)	(264.9)	146.5	87.2
Current income taxes on the tax gain on sale of oil and gas properties	230.8	62.2	168.6	—	—
Cash receipts (payments) for commodity derivatives contracts that settled during the period that are reflected as investing or financing cash flows in the statement of cash flows	(34.3)	$26.0	(17.6)	(20.8)	(21.8)

Operating cash flow (Non-GAAP)	$1,516.8	$292.8	$423.7	$450.3	$350.2

	Full Year	Full Year		4th Qtr	4th Qtr
(in millions of dollars)	2008	2007		2008	2007
Net cash provided by operating activities (GAAP)	$1,371.4	$588.1		$224.5	$302.3
Changes in operating assets and liabilities	(51.1)	142.4		(19.9)	1.9
Current income taxes on the tax gain on sale of oil and gas properties	230.8	—		62.2	—
Cash receipts (payments) for commodity derivatives contracts that settled during the period that are reflected as investing or financing cash flows in the statement of cash flows	(34.3)	(103.5)		26.0	(28.8)

Operating cash flow (Non-GAAP)	$1,516.8	$627.0		$292.8	$275.4

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Plains Exploration & Production Company

Reconciliation of GAAP to Non-GAAP Measure

The following table reconciles net income (loss) (GAAP) to net income (loss) excluding certain items (Non-GAAP) for the three months and twelve months ended December 31, 2008 and 2007. This measure excludes certain items that management believes affect the comparability of operating results. Items excluded are generally items whose timing or amount cannot be reasonably estimated or are nonrecurring. Management believes this presentation may be helpful to investors. PXP management uses this information to analyze operating trends and for comparative purposes within the industry. This measure is not intended to replace the GAAP statistic but to provide additional information that may be helpful in evaluating the Company’s operational trends and performance.

	Three Months Ended December 31,
	2008	2007
	(millions of dollars)
Net income (loss) (GAAP)	$(1,568.7)	$80.0
Impairment of oil and gas properties	3,629.7	—
Gain (loss) on mark-to-market derivative contracts	(1,165.7)	13.0
Cash receipts (payments) on mark-to-market derivative contracts	26.0	(28.8)
Gain on sale of assets	(31.0)	—
Adjust income taxes	(923.4)	6.0

Net income (loss) excluding certain items (Non-GAAP)	$(33.1)	$70.2

	Year Ended December 31,
	2008	2007
	(millions of dollars)
Net income (loss) (GAAP)	$(709.1)	$158.8
Impairment of oil and gas properties	3,629.7	—
Gain (loss) on mark-to-market derivative contracts	(1,555.9)	88.5
Cash receipts (payments) on mark-to-market derivative contracts	(34.3)	(103.5)
Gain on sale of assets	(65.7)	—
Adjust income taxes	(741.2)	5.7

Net income excluding certain items (Non-GAAP)	$523.5	$149.5

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Plains Exploration & Production Company

Full-Year 2009 Operating and Financial Guidance

Year Ended December 31, 2009
Production Volumes (MBOE/day)
Production volumes sold	78.0 – 82.0
% Oil	55%
% Gas	45%
Price Realization % Index (Unhedged)
Oil - NYMEX	80% – 82%
Gas - Henry Hub	87% – 90%

Production Costs per BOE
Lease operating expense	$9.20 – $9.55
Steam gas costs (1)	$2.20 – $2.45
Electricity	$1.45 – $1.65
Production and ad valorem taxes	$1.70 – $1.90
Gathering and transportation	$0.85 – $0.95

Depreciation, Depletion and Amortization per BOE (2)	$12.00 – $14.00

General and Administrative Expenses ($/millions)
Cash	$87 – $92
Stock based compensation (3)	$54 – $59
Interest Expense
Average revolver balance	30 Day LIBOR+1.75%
$400 Million Senior Notes	7.625%
$500 Million Senior Notes	7.000%
$600 Million Senior Notes	7.750%

Effective Tax Rate	35% – 40%

Weighted Average Equivalent Shares Outstanding (in thousands)
Basic	108,000
Diluted	110,000

Capital Expenditures ($/millions)	$1,050

Derivative Instruments
Crude Oil Put Options
Bbls / day	32,500
Floor	$55.00
Option premium and interest ($/Bbl)	$3.38
Natural Gas Collars
MMbtu / day	150,000
Ceiling	$20.00
Floor	$10.00
Option premium and interest ($/MMbtu)	$0.346

(1)	Steam gas costs assume a base SoCal Border index price of $4.50 per MMBtu.
The purchased volumes are anticipated to be 40,000—46,000 MMBtu per day.
(2)	Includes accretion
(3)	Based on current outstanding and projected awards and current stock price.

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